1/05 1:00pm Broadband Wireless Removes President/CEO; Approves OKC Business Plan Rollout <BBAN.OB>

Oklahoma City, Jan. 05 /PRNewswire/ -- January 5, 2001 - Peter B. Bradford, Federally Appointed Temporary Receiver for Broadband Wireless International Corporation (OTCBB: BBAN), announced today that the Board of Directors has terminated Ivan Webb as President/CEO of the company effective Thursday, December 28, 2000, removing any remaining official involvement held by Mr. Webb in Broadband Wireless International Corporation.

The Board has also approved several resolutions which impact the organizational structure and operational preparation of the company. Organizational changes include the election of Mr. Albie L. Shaffer as Chairman of the Board of Directors, and Dr. Ron Tripp as Corporate Secretary and Treasurer. Additionally, the Board is very pleased to announce that Mr. Ron D. Harris has accepted an offer from the company to assume the position of C.O.O., effective today. Mr. Harris has been working with the Receivership and the current Board members for several months providing business planning analysis and also serving as Project Facilitator for the Broadband Wireless Application testing in Norman and Edmond, OK. Mr. Harris attended the University of Oklahoma, Norman and is a CPA, and has recently served as President of ENTEQ Solutions and Inacom Information Systems, both successful companies involved in the system integration/information management industry. As C.O.O., Mr. Harris will be responsible for overseeing and administering all matters related to the company's deployment of Broadband Wireless services in the Oklahoma City market.

Finally, the Board has approved moving forward immediately with an operational business plan which will provide for Broadband Wireless services to be offered to business and residential customers initially in the Greater Oklahoma City, Norman, and Edmond metro areas. The execution of this business plan is one component of the strategy to position the company appropriately for sustained viability, and should enable the company to have customers engaged in the next few months. At the same time, the Board is continuing o meet with several companies that have expressed an interest in merger or acquisition plans with BBAN these discussions include the continuation of Broadband Wireless International Corporation to develop a significant base of operation in the Oklahoma City area.

Source Broadband Wireless International Corporation

/Contact: Peter Bradford, 405-272-7511, for Broadband Wireless International Corporation/

/Website: http://www.bbanwireless.com